Exhibit 99.1

eBAY INC. ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

- Company Reports Record Q1 Net Revenues of $1.032 Billion -
- Achieves Q1 GAAP Diluted EPS of $0.19 and Pro Forma Diluted EPS of $0.20 -
- Raises 2005 Net Revenues, Operating Margin and EPS Guidance -

San Jose, CA, April 20, 2005 - eBay Inc. (Nasdaq: EBAY; www.ebay.com), the World’s Online Marketplace, reported financial results for its quarter ended March 31, 2005.

eBay reported record consolidated Q1-05 net revenues of $1.032 billion, up 36% year over year; operating income of $335.6 million, up 26% year over year, representing a 33% operating margin; and pro forma operating income of $367.4 million, up 28% year over year, representing a 36% pro forma operating margin.

Consolidated net income in Q1-05 was $256.3 million, or $0.19 per diluted share. eBay’s pro forma consolidated net income, excluding certain items, was $275.5 million, or $0.20 per diluted share.

These results exceeded the high end of the company’s guidance of $1.030 billion for net revenues, $0.17 for earnings per diluted share, and $0.18 for pro forma earnings per diluted share. These results and guidance reflect the two-for-one split of all outstanding shares of eBay’s common stock, which was effective in Q1-05.

“A record jump in registered users, record GMV, tremendous PayPal growth, and record net revenues all highlighted a wonderful quarter for eBay,” said Meg Whitman, President and CEO of eBay. “The eBay community is thriving, and we’re in an excellent position to deliver on both the top line and profit goals we’ve set out for 2005 and beyond.”

Key Financial and Operating Metrics

Consolidated Net Revenues - Consolidated net revenues totaled a record $1.032 billion, which represented an increase of 36% from the $756.2 million reported in Q1-04.

.	U.S. Marketplace Net Revenues - U.S. Marketplace net revenues totaled $404.8 million in Q1-05, representing 20% year-over-year growth.

.	International Marketplace Net Revenues - International Marketplace net revenues totaled $393.8 million in Q1-05, representing 52% year-over-year growth.

.	Payments Net Revenues - Payments net revenues totaled $233.1 million in Q1-05, representing 47% year-over-year growth.

     Confirmed Registered Users - Cumulative confirmed registered users at the end of Q1-05 totaled 147.1 million, representing a 40% increase over the 104.8 million users reported at the end of Q1-04.

eBay Announces Q1-05 Earnings (cont.)

Active Users - Active users, the number of users on the eBay platform who bid, bought, or listed an item within the previous 12 month period, increased to 60.5 million in Q1-05, a 34% increase over the 45.1 million active users reported in the same period a year ago.

Listings - New listings totaled a record 431.8 million in Q1-05, 32% higher than the 327.7 million listings reported in Q1-04. New listings in Q1-05 included 32.0 million new eBay Stores listings, compared to 8.0 million new eBay Stores listings in Q1-04.

Gross Merchandise Volume (GMV) – GMV, the total value of all successfully closed listings on eBay’s trading platforms, was $10.6 billion, representing a 32% year-over-year increase from the $8.0 billion reported in Q1-04.

Total Payments Accounts - PayPal’s business had 71.6 million total accounts at the end of Q1-05, which included all accounts and users whether registered or not, a 57% increase from the 45.6 million reported in Q1-04.

Total Payment Volume (TPV) – TPV, the dollar volume of payments initiated through the PayPal system, was $6.2 billion in Q1-05, a 44% increase from the $4.3 billion reported in Q1-04.

Operating Income - Operating income was $335.6 million, or 33% of net revenues, a 26% increase over the $266.7 million reported in Q1-04. Pro forma operating income increased 28% year over year to $367.4 million, or 36% of net revenues.

GAAP Net Income - GAAP net income increased 28% year over year to $256.3 million, or $0.19 per diluted share.

Pro Forma Net Income - Pro forma net income increased 31% year over year to $275.5 million, or $0.20 per diluted share.

Operating and Free Cash Flows - Operating cash flows totaled $495.4 million. Free cash flows totaled $289.4 million, representing operating cash flows less capital expenditures of $79.6 million and the payment of a lease obligation for our headquarters facility of $126.4 million.

Key Category Performance* - Based on Q1-05 GMV, the eBay Marketplace has twelve categories that delivered $1 billion or more in worldwide annualized GMV: eBay Motors at $12.9 billion; Consumer Electronics at $3.4 billion; Computers at $3.2 billion; Clothing & Accessories at $3.1 billion; Books/Movies/Music at $2.7 billion; Home & Garden at $2.2 billion; Collectibles at $2.2 billion; Sports at $1.9 billion; Toys at $1.7 billion; Jewelry & Watches at $1.6 billion; Business & Industrial at $1.4 billion; and Cameras & Photo at $1.3 billion.

Fixed Price Trading - eBay’s fixed price trading contributed approximately $3.2 billion or 30% of total GMV during Q1-05, primarily from eBay’s “Buy It Now” feature and from Half.com.

*	For further detail on the eBay Marketplace’s current annualized $1 billion categories, including trended data, please see the metrics section on eBay’s Investor Relations website at http://investor.ebay.com/fundamentals.cfm.

eBay Announces Q1-05 Earnings (cont.)

eBay Stores - At the end of Q1-05, eBay hosted approximately 264,000 stores worldwide, with approximately 158,000 stores hosted on the U.S. site.

Consolidated Financial and Operating Summary

eBay reported record consolidated net revenues of $1.032 billion in Q1-05, representing a 36% year-over-year increase. On a year-over-year basis, consolidated net revenues reflected a foreign currency translation benefit in Q1-05 of approximately $24.9 million. On a sequential basis, consolidated net revenues reflected a foreign currency translation benefit in Q1-05 of approximately $10.6 million.

Gross profit was $845.4 million, or 82% of net revenues, consistent with the percentage reported in Q1-04, and higher than the 81% reported in Q4-04. The sequential percentage increase was primarily a result of an increase in the Payments segment gross margin.

Sales and marketing expenses totaled $271.3 million, or 26% of net revenues, up from the 25% reported in Q1-04, but down from the 29% reported in Q4-04. The year-over-year percentage increase was primarily a result of international expansion and industry-wide increases in Internet marketing rates, which was partially offset by marketing efficiencies. The sequential percentage decrease was primarily the result of various efficiencies achieved in our marketing campaigns during Q1-05.

Product development expenses totaled $73.8 million, or 7% of net revenues, consistent with the percentage reported in Q1-04 and in Q4-04.

General and administrative costs totaled $136.4 million, or 13% of net revenues, up from the 12% of net revenues reported in both Q1-04 and Q4-04. The year-over-year percentage increase was primarily a result of increases in headcount in our trust and safety and corporate functions. The sequential percentage increase was primarily the result of higher performance-based compensation in Q1-05.

Income from operations totaled $335.6 million during Q1-05, a 26% increase over the $266.7 million reported in Q1-04. On a pro forma basis, income from operations totaled $367.4 million, a 28% increase over the $286.4 million reported in Q1-04. Included in both the GAAP and pro forma Q1-05 consolidated income from operations was a $12.8 million year-over-year net benefit from changes in foreign exchange rates. On a sequential basis, both the GAAP and pro forma consolidated income from operations reflected a foreign currency translation benefit in Q1-05 of approximately $6.8 million.

Interest and other income, net, totaled $22.4 million in Q1-05, down from the $23.5 million reported in Q1-04. Interest and other income, net, in Q1-04 included one-time gains of approximately $11.2 million relating to certain contract amendments. Without these gains, interest and other income, net, would have shown an increase in Q1-05 from Q1-04 of approximately $10.1 million which was primarily the result of increased interest income earned on larger cash, cash equivalents, and investment balances.

The GAAP effective tax rate for Q1-05 was 28%, down from the GAAP effective tax rate of 30% for Q1-04. The pro forma effective tax rate for Q1-05 was 29%, down from the pro forma effective tax rate of 31% for Q1-

eBay Announces Q1-05 Earnings (cont.)

04. The lower GAAP and pro forma effective tax rates for Q1-05, as compared to Q1-04, reflects an increased profit contribution from the company’s international operations.

During Q1-05, operating cash flow of $495.4 million and proceeds from the exercise of employee stock options of $179.3 million were used to fund the purchase of property and equipment of $79.6 million, the payment of a lease obligation for our headquarters facility of $126.4 million, the acquisition of businesses of $445.0 million and additional net investment purchases of $122.4 million. The company’s cash and investments totaled over $3.4 billion at the end of Q1-05.

Business Outlook

The following updated guidance reflects current business trends and exchange rates, as well as the impact of the two-for-one stock split of eBay’s common stock, which was effective in Q1-05. The guidance does not include the impact of potential acquisitions.

Net Revenues - eBay now expects consolidated net revenues for 2005 in the range of $4.270 billion to $4.360 billion. From a quarterly perspective, eBay now expects consolidated net revenues in the range of $1.025 billion to $1.050 billion in Q2-05, $1.035 billion to $1.060 billion in Q3-05 and $1.180 billion to $1.220 billion in Q4-05.

GAAP Diluted EPS - eBay now estimates GAAP earnings per diluted share for the full year 2005 in the range of $0.71 to $0.73, an increase from the previous guidance of $0.68 to $0.70. This increase in guidance implies an increase to the GAAP operating margin of approximately 1%. From a quarterly perspective, eBay now estimates GAAP earnings per diluted share of $0.16 in Q2-05, in the range of $0.16 to $0.17 in Q3-05 and $0.20 to $0.21 in Q4-05. The estimated earnings per diluted share does not include the impact of expensing stock options upon the adoption of Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment.”

Pro Forma Diluted EPS - eBay now estimates pro forma earnings per diluted share for the full year 2005 in the range of $0.76 to $0.78, an increase from the previous guidance of $0.74 to $0.76. This increase in guidance implies an increase to the pro forma operating margin of approximately 1%. From a quarterly perspective, eBay now estimates pro forma earnings per diluted share of $0.18 in Q2-05, in the range of $0.18 to $0.19 in Q3-05, and $0.21 to $0.22 in Q4-05.

Capital Expenditures - eBay continues to expect its capital expenditures in the range of $340 million to $400 million for the full year 2005, which is 8% to 9% of eBay’s guidance for net revenues. These expected capital expenditures for 2005 excludes the payment of a lease obligation for our headquarters facility in Q1-05 of approximately $126 million.

Quarterly Conference Call

eBay will host a conference call to discuss first quarter results at 2 pm Pacific Time today. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

eBay Announces Q1-05 Earnings (cont.)

Non-GAAP Measures

To supplement the company’s consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of certain components of financial performance, including gross profit, operating income, net income, earnings per share, cash flows, and effective tax rate, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Consistent with the company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

About eBay

eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever-growing online community.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. Those statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to manage an increasingly large company with a broad range of businesses of varying degrees of maturity; the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive e-commerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the litigation, regulatory, credit card association, and other risks specific to PayPal; the company’s need to manage other regulatory, tax, and litigation risks even as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; the company’s ability to profitably expand its model to new types of merchandise and sellers; the company’s ability to profitably expand outside of the U.S.; fluctuations in foreign exchange rates; the costs and benefits of recent and future acquisitions and other commercial transactions; and, the need to manage the integration of recent and future acquisitions. The forward looking statements in this release do not include the potential impact of any acquisitions that may be completed after the date hereof.

eBay Announces Q1-05 Earnings (cont.)

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(U.S. Dollars In Thousands)

	December 31,	March 31,
	2004	2005
ASSETS
Current assets
Cash and cash equivalents	$1,330,045	$1,216,772
Short-term investments	682,004	799,037
Accounts receivable, net	240,856	270,435
Funds receivable from customers	123,424	209,379
Restricted cash and investments	155,405	30,554
Other current assets	379,415	421,875

Total current assets	2,911,149	2,948,052
Long-term investments	1,266,289	1,417,576
Restricted cash and investments	1,418	1,076
Property and equipment, net	709,773	693,460
Goodwill	2,709,794	3,078,177
Intangible assets, net	362,909	402,864
Other assets	29,719	47,953

	$7,991,051	$8,589,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,958	$58,766
Funds payable and amounts due to customers	331,805	484,623
Accrued expenses and other current liabilities	421,969	440,220
Deferred revenue and customer advances	50,439	42,806
Short-term obligations	124,272	—
Income taxes payable	118,427	122,691

Total current liabilities	1,084,870	1,149,106
Deferred tax liabilities, net	135,971	170,434
Other liabilities	37,773	34,761
Minority interests	4,096	51

Total liabilities	1,262,710	1,354,352

Total stockholders’ equity	6,728,341	7,234,806

	$7,991,051	$8,589,158

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2004	2005
Net revenues	$756,239	$1,031,724
Cost of net revenues	134,358	186,369

Gross profit	621,881	845,355

Operating expenses:
Sales and marketing	192,690	271,349
Product development	52,698	73,789
General and administrative	90,636	136,389
Payroll tax on employee stock options	5,146	5,731
Amortization of acquired intangible assets	13,963	22,523

Total operating expenses	355,133	509,781

Income from operations	266,748	335,574
Interest and other income, net	23,499	22,403
Interest expense	(2,331)	(1,720)

Income before income taxes and minority interests	287,916	356,257
Provision for income taxes	(85,756)	(99,948)
Minority interests	(2,060)	(18)

Net income	$200,100	$256,291

Net income per share:
Basic	$0.15	$0.19

Diluted	$0.15	$0.19

Weighted average shares:
Basic	1,305,002	1,343,442

Diluted	1,347,596	1,382,150

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended				Three Months Ended
	March 31, 2004				March 31, 2005
	Reported	Pro Forma Entries		Pro Forma	Reported	Pro Forma Entries		Pro Forma
Net revenues	$756,239	$—		$756,239	$1,031,724	$—		$1,031,724

Cost of net revenues	134,358	(24)	(a)	134,334	186,369	(78)	(a)	186,291

Gross profit	621,881	24		621,905	845,355	78		845,433

Operating expenses:

Sales and marketing	192,690	(75)	(a)	192,615	271,349	—		271,349

Product development	52,698	(189)	(a)	52,509	73,789	(322)	(a)	73,467

General and administrative	90,636	(268)	(a)	90,368	136,389	(3,196)	(a)	133,193

Payroll tax on employee stock options	5,146	(5,146)	(b)	—	5,731	(5,731)	(b)	—

Amortization of acquired intangible assets	13,963	(13,963)	(c)	—	22,523	(22,523)	(c)	—

Total operating expenses	355,133	(19,641)		335,492	509,781	(31,772)		478,009

Income from operations	266,748	19,665		286,413	335,574	31,850		367,424

Interest and other income, net	23,499	—		23,499	22,403	—		22,403

Interest expense	(2,331)	—		(2,331)	(1,720)	—		(1,720)

Income before income taxes and minority interests	287,916	19,665		307,581	356,257	31,850		388,107

Provision for income taxes	(85,756)	(8,979)	(d)	(94,735)	(99,948)	(12,603)	(d)	(112,551)

Minority interests	(2,060)	—		(2,060)	(18)	—		(18)

Net income	$200,100	$10,686		$210,786	$256,291	$19,247		$275,538

Net income per share:

Basic	$0.15			$0.16	$0.19			$0.21

Diluted	$0.15			$0.16	$0.19			$0.20

Weighted average shares:
Basic	1,305,002			1,305,002	1,343,442			1,343,442

Diluted	1,347,596			1,347,596	1,382,150			1,382,150

Operating margin	35%	3%		38%	33%	3%		36%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Income taxes associated with certain pro forma entries

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(U.S. Dollars In Thousands)

	Three Months Ended
	March 31,
	2004	2005
Cash flows from operating activities:
Net income	$200,100	$256,291
Adjustments:
Provision for doubtful accounts and authorized credits	15,604	22,024
Provision for transaction losses	11,644	18,579
Depreciation and amortization	55,685	79,660
Amortization of unearned stock-based compensation	556	3,596
Tax benefit on the exercise of employee stock options	76,640	84,992
Minority interests	2,060	18
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(15,054)	(54,162)
Funds receivable from customers	(61,691)	(77,333)
Other current assets	(115,745)	1,203
Other non-current assets	(4,667)	(8,361)
Deferred tax liabilities, net	(2,621)	2,240
Accounts payable	42,341	20,909
Funds payable and amounts due to customers	143,652	168,928
Accrued expenses and other liabilities	2,024	(21,838)
Deferred revenue and customer advances	7,850	(6,975)
Income taxes payable	7,867	5,648

Net cash provided by operating activities	366,245	495,419

Cash flows from investing activities:
Purchases of property and equipment, net	(70,912)	(79,584)
Purchases of investments	(823,783)	(368,094)
Maturities and sales of investments	517,428	245,665
Purchases of intangibles and other non-current assets	(945)	—
Acquisitions, net of cash acquired	(34,663)	(445,008)

Net cash used in investing activities	(412,875)	(647,021)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	173,089	179,279
Payment of headquarters facility lease obligation	—	(126,390)
Principal payments on long-term obligations	(1,147)	(1,849)

Net cash provided by financing activities	171,942	51,040

Effect of exchange rate changes on cash and cash equivalents	(5,117)	(12,711)

Net increase (decrease) in cash and cash equivalents	120,195	(113,273)
Cash and cash equivalents at beginning of period	1,381,513	1,330,045

Cash and cash equivalents at end of period	$1,501,708	$1,216,772

Net cash provided by operating activities	$366,245	$495,419
Less: Purchases of property and equipment, net	(70,912)	(79,584)
Less: Payment of headquarters facility lease obligation	—	(126,390)

Free cash flow	$295,333	$289,445

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Type

	March 31,	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2004	2005
Net Transaction Revenues

U.S. Marketplace	$326,217	$319,119	$330,643	$362,736	$388,759
Current quarter vs prior quarter	12%	(2%)	4%	10%	7%
Current quarter vs prior year quarter	39%	32%	29%	24%	19%

International Marketplace	257,090	273,740	282,294	344,348	387,187
Current quarter vs prior quarter	22%	6%	3%	22%	12%
Current quarter vs prior year quarter	87%	76%	82%	64%	51%

Payments	155,513	158,815	166,282	200,203	227,097
Current quarter vs prior quarter	19%	2%	5%	20%	13%
Current quarter vs prior year quarter	67%	60%	56%	53%	46%

Total net transaction revenues	738,820	751,674	779,219	907,287	1,003,043

Current quarter vs prior quarter	17%	2%	4%	16%	11%
Current quarter vs prior year quarter	59%	51%	51%	43%	36%

Advertising and other non-transaction revenues

U.S. Marketplace	12,353	15,361	16,700	16,718	16,089
Current quarter vs prior quarter	7%	24%	9%	0%	(4%)
Current quarter vs prior year quarter	63%	75%	67%	45%	30%

International Marketplace	2,400	3,705	4,222	5,961	6,605
Current quarter vs prior quarter	6%	54%	14%	41%	11%
Current quarter vs prior year quarter	83%	159%	140%	164%	175%

Payments	2,666	2,672	5,735	5,816	5,987
Current quarter vs prior quarter	37%	0%	115%	1%	3%
Current quarter vs prior year quarter	32%	24%	183%	198%	125%

Total advertising and other non-transaction revenues	17,419	21,738	26,657	28,495	28,681

Current quarter vs prior quarter	11%	25%	23%	7%	1%
Current quarter vs prior year quarter	59%	76%	93%	81%	65%

Total net revenues	$756,239	$773,412	$805,876	$935,782	$1,031,724

Current quarter vs prior quarter	17%	2%	4%	16%	10%
Current quarter vs prior year quarter	59%	52%	52%	44%	36%

In subsequent periods, the disclosure on this page will be eliminated from our earnings release.

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Segment

	March 31,	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2004	2005
U.S. Marketplace	$338,570	$334,481	$347,343	$379,454	$404,848
Current quarter vs prior quarter	12%	(1%)	4%	9%	7%
Current quarter vs prior year quarter	40%	33%	31%	25%	20%

International Marketplace	259,490	277,444	286,516	350,309	393,792
Current quarter vs prior quarter	22%	7%	3%	22%	12%
Current quarter vs prior year quarter	87%	77%	83%	65%	52%

Payments	158,179	161,487	172,017	206,019	233,084
Current quarter vs prior quarter	19%	2%	7%	20%	13%
Current quarter vs prior year quarter	66%	59%	59%	55%	47%

Percent of Payments revenue which is international	26.2%	28.7%	30.1%	33.0%	35.0%

Total net revenues	$756,239	$773,412	$805,876	$935,782	$1,031,724

Current quarter vs prior quarter	17%	2%	4%	16%	10%
Current quarter vs prior year quarter	59%	52%	52%	44%	36%

Net Revenues by Geography

	March 31,	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2004	2005
U.S. net revenues	$455,355	$449,571	$467,545	$517,465	$556,246
Current quarter vs prior quarter	12%	(1%)	4%	11%	7%
Current quarter vs prior year quarter	43%	36%	33%	28%	22%
% of total	60%	58%	58%	55%	54%

International net revenues	300,884	323,841	338,331	418,317	475,478
Current quarter vs prior quarter	24%	8%	4%	24%	14%
Current quarter vs prior year quarter	91%	82%	88%	72%	58%
% of total	40%	42%	42%	45%	46%

Total net revenues	$756,239	$773,412	$805,876	$935,782	$1,031,724

Current quarter vs prior quarter	17%	2%	4%	16%	10%
Current quarter vs prior year quarter	59%	52%	52%	44%	36%

eBay Inc.
eBay Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2004	2005
Confirmed Registered Users (1)	104.8	114.0	125.0	135.5	147.1
Current quarter vs prior quarter	10%	9%	10%	8%	9%
Current quarter vs prior year quarter	52%	51%	46%	43%	40%

Active Users (2)	45.1	48.0	51.7	56.1	60.5
Current quarter vs prior quarter	9%	6%	8%	9%	8%
Current quarter vs prior year quarter	45%	41%	38%	36%	34%

Number of Non-Stores Listings (3)	319.7	315.9	327.7	376.6	399.8
Current quarter vs prior quarter	12%	(1%)	4%	15%	6%
Current quarter vs prior year quarter	48%	43%	42%	31%	25%

Number of Stores Listings (3)	8.0	16.4	20.3	28.0	32.0
Current quarter vs prior quarter	57%	105%	24%	38%	14%
Current quarter vs prior year quarter	158%	332%	395%	449%	300%

Gross Merchandise Volume (4)	$8,039	$8,012	$8,307	$9,810	$10,602
Current quarter vs prior quarter	14%	0%	4%	18%	8%
Current quarter vs prior year quarter	51%	42%	44%	39%	32%

Marktplaats.nl in the Netherlands, mobile.de in Germany, and Rent.com in the United States are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of eBay’s trading platforms.

(2)	All users, excluding users of Baazee.com, Half.com, Internet Auction, Marktplaats.nl, mobile.de, and Rent.com, who bid on, bought, or listed an item within the previous 12-month period. Includes users of eBay EachNet in China since the migration to the eBay platform in September 2004.

(3)	All listings on eBay’s trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed listings between users on eBay’s trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2004	2004	2004	2004	2005
Total accounts (1)	45.6	50.4	56.7	63.8	71.6
Current quarter vs prior quarter	13%	11%	13%	13%	12%
Current quarter vs prior year quarter	67%	62%	61%	58%	57%

Active accounts (2)	14.5	15.5	17.4	20.2	22.1

Total number of payments (3)	79.2	77.7	83.4	99.6	110.4
Current quarter vs prior quarter	16%	(2%)	7%	19%	11%
Current quarter vs prior year quarter	57%	45%	45%	46%	39%

Total payment volume (4)	$4,321	$4,350	$4,637	$5,607	$6,233
Current quarter vs prior quarter	16%	1%	7%	21%	11%
Current quarter vs prior year quarter	64%	53%	52%	51%	44%

Auction as % of total payment volume	70%	69%	70%	71%	71%

Transaction rates:

Transaction revenue rate	3.60%	3.64%	3.59%	3.57%	3.64%

Transaction processing expense rate	1.25%	1.34%	1.30%	1.27%	1.15%

Transaction loss rate	0.27%	0.25%	0.22%	0.31%	0.30%

(1)	Cumulative total of all personal, premier, or business accounts opened, excluding accounts that have been closed or locked, and users that made payments using PayPal but have not registered.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter.

(3)	Total number of payments initiated through the PayPal system during the quarter, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or was pending at the end of the quarter.

eBay Inc.
Guidance Summary
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com.

	Three months ending June 30, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$1,025 - $1,050	—		$1,025 - $1,050
Diluted EPS	$0.16	$0.02	(b)	$0.18

	Three months ending September 30, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$1,035 - $1,060	—		$1,035 - $1,060
Diluted EPS	$0.16 - $0.17	$0.02	(b)	$0.18 - $0.19

	Three months ending December 31, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$1,180 - $1,220	—		$1,180 - $1,220
Diluted EPS	$0.20 - $0.21	$0.01	(b)	$0.21- $0.22

	Year ending December 31, 2005 (c)
	GAAP	Adjustments		Pro Forma (a)
Net revenues	$4,270 - $4,360	—		$4,270 - $4,360
Operating margin	32%	3%	(a)	35%
Diluted EPS*	$0.71- $0.73	$$0.05	(b)	$0.76- $0.78
Effective tax rate	28% - 29%			29% - 30%

*	Please note that the sum of the quarters may not total to the full year EPS because the quarterly EPS is calculated using the respective results and weighted average shares for each quarter, and the full year EPS is calculated using the results and weighted average shares for the full year.

(a)	Pro forma guidance reflects estimated quarterly adjustments for amortization of acquired intangible assets of approximately $20 - $23 million, payroll taxes on employee stock options of approximately $2 - $5 million, stock based compensation of approximately $2 million and other adjustments estimated to result in an operating margin adjustment of approximately 2 - 3% for each of the quarters in the year ending December 31, 2005.

(b)	Net of tax, the above pro forma items are estimated to result in a $0.01 - $0.02 per diluted share adjustment for each of the quarters in the year ending December 31, 2005.

(c)	The estimated earnings per diluted share does not include the impact of expensing stock options upon the adoption of Financial Accounting Standards Board Statement No. 123(R) “Share-Based Payment.”